 Exhibit 99.1

The ONE Group Issues Preliminary Financial Targets for the First Quarter 2022

Hosting Fireside Chat at the Jefferies Virtual Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit Today at 12pm Eastern Time

Denver, CO – (BUSINESS WIRE) – January 25, 2022 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today issued preliminary financial targets for the first quarter 2022 and updated its investor presentation, which can be accessed from the Investor Relations tab of the Company’s website at www.togrp.com under “News / Events”. The Company also reiterated that it will host a fireside chat at the Jefferies Virtual Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit today at 12:00 pm Eastern Time.

Preliminary targets for the first quarter 2022 are as follows:

•	Total GAAP revenues of approximately $67.0 million to $68.2 million;

o	Owned restaurant net revenue of $64.0 million to $65.0 million;

o	Management, license and incentive fee revenue of $3.0 million to $3.2 million; and

•	Total G&A of approximately $6.5 million.

On January 11, 2022, the Company announced preliminary sales for the fourth quarter 2021:

•	Total GAAP revenues increased approximately 86.4% to approximately $83.9 million from $45.0 million compared to the same period in 2020;

•	Consolidated comparable sales* increased 49.8% compared to the same period in 2019;

•	Comparable sales* for STK increased 60.0% compared to the same period in 2019; and,

•	Comparable sales* for Kona Grill increased 38.2% compared to the same period in 2019.

*Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-months. This measure includes total revenue from our owned and managed locations. Two-year comparable sales relate to the comparison of comparable sales for the period of 10/1/2021 through 12/31/2021 to the period of 10/1/2019 through 12/31/2019. The Company monitors sales growth at its established restaurant base in addition to growth that results from restaurant acquisitions; the Company has presented two-year comparable sales to illustrate how sales at its restaurant base before the COVID-19 pandemic compare to sales as COVID-19 restrictions have eased.

On January 11, 2022 the Company announced preliminary sales highlights for the full year 2021:

•	Total GAAP revenues increased approximately 95.1% to approximately $277.0 million from $141.9 million compared to the full year 2020; and,

•	U.S. STK brand restaurant sales increased approximately 154.6% to a record $195.1 million for the full year 2021.

The Company continues to anticipate general and administrative expenses, including stock-based compensation for the full year 2021, to be between $25.0 and $26.0 million, depending on the ultimate calculation of performance-based compensation.

Jefferies Virtual Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit Participation

As a reminder, Mr. Emanuel “Manny” Hilario, President and Chief Executive Officer, and Mr. Tyler Loy, Chief Financial Officer, will host a fireside chat at the Jefferies Virtual Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit today, Tuesday, January 25, 2022, at 12:00 pm Eastern Time.

The webcast of the fireside chat and updated investor presentation can be accessed from the Investor Relations tab of the Company’s website at www.togrp.com under “News / Events.”

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

•	STK, a modern twist on the American steakhouse concept with 23 restaurants in major metropolitan cities in the U.S., Europe and the Middle East, featuring premium steaks, seafood and specialty cocktails in an energetic upscale atmosphere.

•	Kona Grill, a polished casual, bar-centric grill concept with 24 restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.

•	ONE Hospitality, The ONE Group’s food and beverage hospitality services business develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating 13 venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

The following table presents the elements of the quarterly Same Store Sales measure for 2021:

	2021 vs. 2020				2021 vs. 2019
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
US STK Owned Restaurants	38.6%	715.0%	136.0%	107.8%	17.9%	66.5%	72.0%	60.7%
US STK Managed Restaurants	-19.5%	764.6%	116.5%	133.3%	-30.7%	26.8%	47.4%	58.2%
US STK Total Restaurants	20.8%	725.7%	130.6%	113.5%	1.9%	54.3%	63.8%	60.0%
Kona Grill Total Restaurants	26.6%	160.6%	36.8%	50.2%	4.6%	23.0%	26.9%	38.2%
Combined Same Store Sales	23.5%	324.1%	78.9%	82.7%	3.3%	38.0%	44.7%	49.8%

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding financial targets. Forward-looking statements may be identified by the use of words such as “intend,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) the effects of the COVID-19 pandemic on our business, including government restrictions on our ability to operate our restaurants and changes in customer behavior, and our ability to hire employees; (2) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (3) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (4) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (5) changes in applicable laws or regulations; (6) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investors:
ICR
Michelle Michalski or Raphael Gross
(646) 277-1224

Michelle.Michalski@icrinc.com

Media:
ICR
Seth Grugle
(646) 277-1272

seth.grugle@icrinc.com

Source: The ONE Group Hospitality, Inc.